ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER RESULTS

•	Company continues to reopen stores globally on a rolling basis with roughly half of the fleet currently open

•	Q1 results reflect strong cash flow management and month-over-month acceleration in digital sales growth, partially offsetting sales decline from temporary store closures

•	Net loss per diluted share of $3.90 reflects adverse tax impacts of $1.45 related to valuation allowances on deferred tax assets and other tax charges and $0.62 related to asset impairment charges

New Albany, Ohio, May 28, 2020: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the first quarter ended May 2, 2020. These compare to results for the first quarter ended May 4, 2019. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Details related to net loss per diluted share for the first quarter are as follows:

	2020 (1)	2019
GAAP	$(3.90)	$(0.29)
Excluded items, net of tax effect (2)	(0.62)	—
Adjusted non-GAAP	$(3.29)	$(0.29)
Adverse impact from changes in foreign currency exchange rates (3)	—	(0.03)
Adjusted non-GAAP constant currency	$(3.29)	$(0.32)

(1)
Net loss per diluted share for the first quarter of fiscal 2020 reflects adverse tax impacts of $90.9 million, or $1.45 per diluted share, related to valuation allowances on deferred tax assets and other tax charges, and material adverse impacts as a result of the COVID-19 pandemic.

(2)	Excluded items this year of $38.5 million, or $0.62 per diluted share, consists pre-tax store asset impairment charges of $42.9 million and the net tax effect of pre-tax excluded items.

(3)	The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

Fran Horowitz, Chief Executive Officer, said “I am proud of our global teams’ and partners’ perseverance and swift call to action during this unprecedented period. We entered this fiscal year in a strong financial position, and in light of COVID-19 took immediate, strategic and aggressive steps to balance our short and longer-term liquidity needs to best position the business for our key stakeholders.”

“With the well-being of our associates, customers and communities a top priority, and to help limit the spread of COVID-19, in mid-March we temporarily closed all stores across brands outside of the APAC region. Although our physical stores were closed, we continued to engage with our customer base through social media, influencer networks, apps, online events, websites and email. Our distribution centers remained operational, enabling us to fulfill digital customer demand globally, partially mitigating lost sales from temporary store closures. For the first quarter, we registered year-over-year global digital sales growth of approximately 25% with acceleration in the mid-March through April period and further acceleration in May.”

“Today, roughly half of our global store base is open. With stores reopening in the U.S. and the EMEA regions, we have experienced sales productivity for reopened stores of approximately 80% and 60%, respectively, as compared to last year’s levels. We look forward to continuing to serve our customers across channels, and remain committed to, and confident in, our long-term vision including the global opportunities available to us.”

First Quarter Results

Net sales by brand and region for the first quarter are as follows:

(in thousands)	2020	2019	% Change
Net sales by brand:
Hollister	$273,012	$428,448	(36)%
Abercrombie (1)	212,347	305,524	(30)%
Total company	$485,359	$733,972	(34)%

Net sales by region:	2020	2019	% Change
United States	$322,862	$469,658	(31)%
EMEA	112,654	173,944	(35)%
APAC	32,335	65,576	(51)%
Other	17,508	24,794	(29)%
International	$162,497	$264,314	(39)%
Total company	$485,359	$733,972	(34)%

(1)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Additional details related to the company’s results for the first quarter ended May 2, 2020 are as follows:

•
Gross profit rate of 54.4%, was down 610 basis points on a reported basis, reflecting approximately 300 basis points of adverse impact from charges to reduce the carrying value of inventory this year, primarily as a result of the continued effects of COVID-19, approximately 30 basis points of adverse impact from changes in foreign currency exchange rates and the remainder of the decline primarily due to strategic and targeted promotions in response to the current retail environment.

•
Operating expense, excluding other operating income, of $473 million and $430 million, on a reported and adjusted non-GAAP basis, respectively. Operating expense as a percentage of sales increased to 97.4% and 88.6% on a reported and adjusted non-GAAP basis, respectively, from 64.3% last year, primarily due to deleverage associated with lost sales from temporary store closures in response to COVID-19. Additional details on operating expense are as follows:

◦
Stores and distribution expense of $322 million decreased 10%, primarily driven by reductions in payroll and store occupancy expense from temporary store closures in response to COVID-19, partially offset by increased shipping and handling expense related to digital sales.

◦
Marketing, general and administrative expense of $108 million decreased 3%, primarily driven by reductions in certain expenses related to the company’s transformation initiatives and a decrease in marketing expense.

◦
Asset impairment charges of $43 million, adversely impacted GAAP net loss per diluted share by $0.62, net of tax effect, and are excluded from adjusted non-GAAP results. These charges are principally the result of the impact of COVID-19 on store cash flows and compares to $2 million of asset impairment charges last year.

•
Operating loss of $209 million and $166 million on a reported and adjusted non-GAAP basis, respectively. Operating loss last year was $27 million on both a reported and an adjusted non-GAAP basis. Foreign currency exchange rates adversely impacted year-over-year results by $3 million.

•
Effective tax rate of negative 14.8%. The significant adverse impacts of COVID-19 resulted in the establishment of additional valuation allowances in certain jurisdictions during the first quarter of fiscal 2020, ultimately giving rise to income tax expense on a pre-tax loss. Income tax expense for the first quarter reflects adverse tax impacts of $91 million related to valuation allowances on deferred tax assets and other tax charges, adversely impacting results by $1.45 per diluted share.

•
Net loss per diluted share of $3.90 and $3.29 on a reported and adjusted non-GAAP basis, respectively, reflects adverse tax impacts of $91 million, or $1.45 per diluted share, related to valuation allowances on deferred tax assets and other tax charges. Net loss per diluted share last year was $0.29 on both a reported and an adjusted non-GAAP basis and foreign currency exchange rates adversely impacted year-over-year results by $0.03.

Financial Position and Liquidity
As of May 2, 2020 the company had:

•	Cash and equivalents of $704 million as compared to $671 million as of February 1, 2020 and $586 million as of May 4, 2019.

•	Inventories of $427 million, down 1% as compared to May 4, 2019.

•	Short-term borrowings under its senior secured asset-based revolving facility (the “ABL Facility”) of $210 million with an interest rate of 1.82%. The ABL facility matures in October 2022.

•	Long-term borrowings under the company’s term loan facility of $233 million with an interest rate of 4.50%. The term loan facility matures in August 2021.

As of May 2, 2020 the company had remaining availability under the ABL Facility of $89.4 million, net of $0.8 million in outstanding stand-by letters of credit. As the company must maintain excess availability equal to the greater of 10% of the loan cap or $30 million under the ABL Facility, actual incremental borrowing available to the company under the ABL Facility was approximately $59.4 million as of May 2, 2020.

As of May 2, 2020 the company had liquidity of $763 million as compared to $914 million as of February 1, 2020 and $832 million as of May 4, 2019.

Cash Flow and Capital Allocation
Throughout the quarter, the company took various actions to preserve liquidity and manage cash flows including (i) partnering with landlords, suppliers and vendors (ii) reducing and recadencing inventory receipts to better align inventory with expected market demand and (iii) significantly reducing budgeted expenses to better align operating costs with expected sales, including implementing various payroll actions related to the company’s store and corporate employees.

As of May 2, 2020 the company had cash and equivalents of $704 million as compared to $671 million as of February 1, 2020 and $586 million as of May 4, 2019.

Details related to the company’s cash flows for the year-to-date period ended May 2, 2020 are as follows:

•	Net cash used for operating activities of $91 million, including proceeds from withdrawing the majority of excess funds from the company’s Rabbi Trust assets of $50 million;

•
Capital expenditures of $47 million. Based on actions taken, the company expects capital expenditures for fiscal 2020 to now be approximately $100 million as compared to $203 million of capital expenditures in fiscal 2019;

•	Proceeds from drawing on the ABL Facility of $210 million; and

•
Share repurchases made and dividends declared prior to the company’s decision to temporarily suspend its share repurchase and dividend programs to increase financial flexibility in light of COVID-19, resulted in returns to shareholders of approximately $28 million.

Depreciation and amortization was $44 million for the year-to-date period ended May 2, 2020.

Outlook

The company has seen, and may continue to see, material adverse impacts as a result of COVID-19. As the current circumstances and the impacts of COVID-19 on the company’s operations, including the duration and impact on overall customer demand, are dynamic, the company is not providing a detailed outlook for the second quarter or full year of fiscal 2020.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 9873393 or through corporate.abercrombie.com. A presentation of first quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism, mass casualty events or civil unrest could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, or effectively manage succession could have a material adverse impact on our business; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and shareholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and our credit facilities include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for men, women and kids through three renowned brands. Abercrombie & Fitch believes that every day should feel as exceptional as the start of the long weekend. Since 1892, the brand has been a specialty retailer of quality apparel, outerwear and fragrance - designed to inspire our global customers to feel confident, be comfortable and face their Fierce. The quintessential retail brand of the global teen consumer, Hollister Co. believes in liberating the spirit of an endless summer inside everyone. At Hollister, summer isn’t just a season, it’s a state of mind. Hollister creates carefree style designed to make all teens feel celebrated and comfortable in their own skin, so they can live in a summer mindset all year long, whatever the season. A global specialty retailer of quality, comfortable, made-to-play favorites, abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better everything.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates approximately 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 2, 2020	% of Net Sales	May 4, 2019	% of Net Sales
Net sales	$485,359	100.0%	$733,972	100.0%
Cost of sales, exclusive of depreciation and amortization	221,214	45.6%	289,882	39.5%
Gross profit	264,145	54.4%	444,090	60.5%
Stores and distribution expense	322,124	66.4%	356,612	48.6%
Marketing, general and administrative expense	108,257	22.3%	111,947	15.3%
Flagship store exit (benefits) charges	(543)	(0.1)%	1,744	0.2%
Asset impairment, exclusive of flagship store exit charges	42,928	8.8%	1,662	0.2%
Other operating loss (income), net	506	0.1%	(617)	(0.1)%
Operating loss	(209,127)	(43.1)%	(27,258)	(3.7)%
Interest expense, net	3,371	0.7%	616	0.1%
Loss before income taxes	(212,498)	(43.8)%	(27,874)	(3.8)%
Income tax expense (benefit)	31,533	6.5%	(9,588)	(1.3)%
Net loss	(244,031)	(50.3)%	(18,286)	(2.5)%
Less: Net income attributable to noncontrolling interests	117	0.0%	869	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(244,148)	(50.3)%	$(19,155)	(2.6)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(3.90)		$(0.29)
Diluted	$(3.90)		$(0.29)

Weighted-average shares outstanding:
Basic	62,541		66,540
Diluted	62,541		66,540

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended May 2, 2020
(in thousands, except change in net sales, gross profit rate, operating margin and per share data)
(Unaudited)

	2020	2019	% Change
Net sales
GAAP (1)	$485,359	$733,972	(34)%
Adverse impact from changes in foreign currency exchange rates (2)	—	(6,824)	1%
Non-GAAP constant currency basis	$485,359	$727,148	(33)%

Gross profit	2020	2019	BPS Change (3)
GAAP (1)	$264,145	$444,090	(610)
Adverse impact from changes in foreign currency exchange rates (2)	—	(6,048)	30
Non-GAAP constant currency basis	$264,145	$438,042	(580)

Operating loss	2020	2019	BPS Change (3)
GAAP (1)	$(209,127)	$(27,258)	(3,940)
Excluded items (4)	(42,928)	—	(890)
Adjusted non-GAAP	$(166,199)	$(27,258)	(3,050)
Adverse impact from changes in foreign currency exchange rates (2)	—	(3,115)	50
Adjusted non-GAAP constant currency basis	$(166,199)	$(30,373)	(3,000)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	2020 (5)	2019	$ Change
GAAP (1)	$(3.90)	$(0.29)	$(3.61)
Excluded items, net of tax (4)	(0.62)	—	(0.62)
Adjusted non-GAAP	$(3.29)	$(0.29)	$(3.00)
Adverse impact from changes in foreign currency exchange rates (2)	—	(0.03)	0.03
Adjusted non-GAAP constant currency basis	$(3.29)	$(0.32)	$(2.97)

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.

(3)	The estimated basis point change has been rounded based on the percentage change.

(4)	Excluded items this year consist of pre-tax store asset impairment charges of $42.9 million, which are principally the result of the impact of COVID-19 on store cash flows.

(5)
Net loss per diluted share for the first quarter of fiscal 2020 reflects adverse tax impacts of $90.9 million, or $1.45 per diluted share, related to valuation allowances on deferred tax assets and other tax charges.

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as certain asset impairment charges related to the company’s flagship stores and significant impairments primarily attributable to the COVID-19 pandemic, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year , with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

At times, the company may also refer to certain non-GAAP store-level metrics, including 4-wall operating margins. Store-level 4-wall operating margins exclude certain components of the company’s results of operations, including but not limited to, amounts related to marketing, depreciation and amortization related to home-office and IT assets, distribution center expense, direct-to-consumer expense, and other corporate overhead expenses that are considered normal operating costs as well as all asset impairment and flagship store exit charges. This measure also excludes certain product costs related to direct-to-consumer, wholesale, licensing and franchise operations as well as variances from estimated freight and import costs, and provisions for inventory shrink and lower of cost or net realizable value. In addition, this metric excludes revenue other than store sales and does not include gift card breakage. As such, store-level 4-wall operating margins is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of these exclusions. The company provides store-level 4-wall operating margins on occasion because it believes that it provides a meaningful supplement to the company’s operating results.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 2, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$42,928	$42,928	$—
Operating loss	(209,127)	(42,928)	(166,199)
Loss before income taxes	(212,498)	(42,928)	(169,570)
Income tax expense (3) (4)	31,533	(4,432)	35,965
Net loss attributable to Abercrombie & Fitch Co. (4)	$(244,148)	$(38,496)	$(205,652)

Net loss per diluted share attributable to Abercrombie & Fitch Co. (4)	$(3.90)	$(0.62)	$(3.29)
Diluted weighted-average shares outstanding:	62,541		62,541

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax store asset impairment charges of $42.9 million, which are principally the result of the impact of COVID-19 on store cash flows.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

(4)
Net loss per diluted share for the first quarter of fiscal 2020 reflects adverse tax impacts of $90.9 million, or $1.45 per diluted share, related to valuation allowances on deferred tax assets and other tax charges.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 2, 2020	February 1, 2020	May 4, 2019
Assets
Current assets:
Cash and equivalents	$703,989	$671,267	$586,133
Receivables	88,639	80,251	82,026
Inventories	426,594	434,326	432,350
Other current assets	67,412	78,905	71,803
Total current assets	1,286,634	1,264,749	1,172,312
Property and equipment, net	654,784	665,290	633,686
Operating lease right-of-use assets	1,133,618	1,230,954	1,252,249
Other assets	216,795	388,672	364,719
Total assets	$3,291,831	$3,549,665	$3,422,966

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$162,747	$219,919	$180,041
Accrued expenses	285,799	302,214	240,050
Short-term portion of operating lease liabilities	307,173	282,829	278,392
Short-term portion of borrowings	210,000	—	—
Income taxes payable	8,232	10,392	16,022
Total current liabilities	973,951	815,354	714,505
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,184,448	$1,252,634	$1,207,103
Long-term portion of borrowings, net	232,178	231,963	250,736
Other liabilities	103,188	178,536	145,659
Total long-term liabilities	1,519,814	1,663,133	1,603,498
Total Abercrombie & Fitch Co. stockholders’ equity	790,239	1,058,810	1,094,839
Noncontrolling interests	7,827	12,368	10,124
Total stockholders’ equity	798,066	1,071,178	1,104,963
Total liabilities and stockholders’ equity	$3,291,831	$3,549,665	$3,422,966

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Operating activities
Net cash used for operating activities	$(90,776)	$(71,316)

Investing activities
Purchases of property and equipment	$(46,990)	$(43,872)
Net cash used for investing activities	$(46,990)	$(43,872)

Financing activities
Proceeds from ABL facility borrowings	$210,000	$—
Purchases of common stock	(15,172)	—
Dividends paid	(12,556)	(13,246)
Other financing activities	(10,604)	(7,076)
Net cash provided by (used for) financing activities	$171,668	$(20,322)

Effect of foreign currency exchange rates on cash	$(3,891)	$(2,638)
Net increase (decrease) in cash and equivalents, and restricted cash and equivalents	$30,011	$(138,148)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$692,264	$745,829
Cash and equivalents, and restricted cash and equivalents, end of period	$722,275	$607,681

Abercrombie & Fitch Co.
Store Count

	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 1, 2020	391	155	256	52	647	207
New	—	—	1	1	1	1
Permanently closed	(1)	(2)	(4)	—	(5)	(2)
May 2, 2020	390	153	253	53	643	206
New	—	—	—	1	—	1
Permanently closed	(2)	—	(1)	—	(3)	—
May 27, 2020	388	153	252	54	640	207
Number of stores currently open (3)	176	89	109	35	285	124
Percent of stores currently open (3)	45%	58%	43%	65%	45%	60%

(1)
Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 10 international franchise stores as of May 2, 2020 and nine as of February 1, 2020. Excludes 14 Company-operated temporary stores as of May 2, 2020 and 16 as of February 1, 2020.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes eight international franchise stores as of May 2, 2020 and seven as of February 1, 2020. Excludes four Company-operated temporary stores as of May 2, 2020 and eight as of February 1, 2020.

(3)
In response to COVID-19, the company temporarily closed certain of its Company-operated stores. These amounts relate to the number of stores open as of May 27, 2020. Stores that have reopened after being temporarily closed as a result of the COVID-19 pandemic may reflect modified operating hours.